Exhibit 10.2

ATTORNEY-IN-FACT AGREEMENT

This Attorney-In-Fact Agreement (“Agreement”) is entered into between Select Insurance Services, Inc. (“SIS”), and the Underwriters at Texas Select Lloyds Insurance Company, acting through their Executive Committee, effective as of the 1st day of October, 2005.

R E C I T A L S

WHEREAS, SIS has assumed the authority, powers and obligations of attorney-in-fact to act for the Underwriters of Texas Select Lloyds Insurance Company (“Company”), a Lloyd’s plan organized pursuant to Chapter 941 (formerly Chapter 18) of the Texas Insurance Code; and

WHEREAS, the authority, powers and obligations of SIS are contained in the Articles of Agreement of Underwriters at Texas Select Lloyds Insurance Company, as amended and restated on the 30th day of September, 2002, and the Power of Attorney given by each of the Underwriters to SIS, all of which are filed with the Texas Department of Insurance; and

WHEREAS, it is the desire of the Underwriters for SIS to assume the financial responsibility of the Company for administrative and operational costs in order to stabilize, for the benefit of the Company, the amounts of such financial obligations relative to the net written premiums of the Company; and

WHEREAS, it is the desire of SIS to assume such financial responsibility for administrative and operational costs, as set forth herein, in return for an agreed portion of the net written premiums of the Company.

NOW, THEREFORE, subject to the terms and conditions of this Agreement, and in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

AGREEMENT

I.	Authority, Powers and Obligations.

1.01 Existing. The existing powers, obligations and duties of SIS, as contained in the amended Articles of Agreement of Underwriters at Texas Select Lloyds Insurance Company and the Powers of Attorney, as described above, authorize SIS to act for the Underwriters at Texas Select Lloyds Insurance Company, fully and completely, within the authority and limitations contained in Chapter 941 of the Texas Insurance Code.

1.02 Assumption of Certain Financial Obligations. In addition to the obligations undertaken by SIS, as attorney-in-fact, SIS agrees to assume the financial responsibility for all administrative and operational costs of the Company with certain exceptions as described herein. Included within the obligation of SIS for financial costs assumed herein, without limiting the foregoing, are acquisition costs, commissions to agents, and loss adjustment expenses both for internal costs and outside loss adjustment services.

1.03 Exclusions. Excluded from the financial responsibility assumed by SIS hereunder are: (i) all losses arising from insurance policies, binders, or other insurance or reinsurance undertakings of the Company, (ii) losses or liabilities incurred in any way relating to the marketing or undertaking of underwriting risks, (iii) “exgratia” payments, (iv) extra contractual liabilities of the company relating to its insurance business, and (v) premium taxes, boards and bureau fees and any assessments relating to the doing of insurance business by the Company.

1.04 Payment or Reimbursement. The obligations of SIS hereunder may be handled by direct payment by SIS or, as appropriate, by reimbursement to the Company for expenses paid or incurred by the Company. Such reimbursements shall be made by SIS within thirty days following the expenditure thereof by the Company. With respect to commissions retained by agents, SIS shall reimburse the Company concurrently with the obligation of the agent to remit premiums applicable to such commission to the Company.

II.	Allocation of Premiums; Policy Fees.

2.01 Amount of Premiums to SIS. SIS agrees to accept, and the Company agrees to assign, certain percentage portions of “net earned premiums” (being earned premiums referred to in Sch. T, col. 3 of the Annual Statement, inclusive of policy fees) of the Company, as follows:

(a) In return for the assumption by SIS of the financial obligations for administrative and operational costs of the Company, as described in section 1.02, as well as for full compensation for its services, both existing and assumed hereunder – 32%.

(b) In return for the assumption by SIS of the financial obligations of the Company for loss adjustment services and expenses – 8%.

2.02 Payment. SIS is entitled to receive its portions of premiums as the Company earns the premiums which the Company agrees to pay on a monthly basis within ten (10) days of its determination.

2.03 Maximum Portion of Premiums. It is provided however, that the portions of premiums allocated to SIS pursuant hereto shall not exceed an amount which would cause the Company’s policyholders surplus to fall below the minimum required by law unless the Underwriters, at their election, contribute additional amounts to maintain the policyholders surplus within the minimum requirements of the law.

III.	Settlements

3.01 Monthly. Initial settlements shall be made on a monthly basis with any balance due paid within 15 days following the end of each calendar month.

3.02 Annual. Settlement shall be made hereunder between the parties as soon as reasonably possible after the close of each calendar year in which the maximum portion of premiums which may be allocated to SIS (as described in Section 3.01) shall be applied and the final annual settlement under the terms of Article II, above, for amounts due to and from the parties shall be made.

3.03 Run-Off Settlements. Settlements shall continue after termination of this Agreement for a period of five years, concluding at the end of the year following the fifth anniversary of any such termination.

3.04 Accountings. SIS shall retain a full accounting of all activities and settlement pursuant to this Agreement in the records of the Company and shall provide to the Underwriter Members of the Executive Committee of Texas Select Lloyds Insurance Company, summaries of the accounting, the settlements and the payments made pursuant hereto within three months following the end of each calendar year.

IV.	Term and Termination

This Agreement shall continue for as long as SIS acts as attorney-in-fact for Underwriters at Texas Select Lloyds Insurance Company, unless terminated by SIS by written notice to the Underwriting Members of the Executive Committee, or by the Underwriting Members of the Executive Committee upon written notice to SIS. Such notice shall be effective upon the date specified therein. This Agreement may also be terminated by the Commissioner of Insurance of Texas upon reasonable notice to SIS. This Agreement shall automatically be suspended in the event the Company is placed in conservatorship or receivership by the Commissioner of Insurance of Texas. The termination hereof shall not have any effect upon the existing authority and powers of SIS existing prior to this Agreement.

V.	Effective Date; Commissioner’s Approval

This Agreement shall be effective as of October 1, 2005, subject to its approval by the Commissioner of Insurance of Texas. Such “approval” may take the form of Commissioner’s Order or a letter or the notification by the Texas Department of Insurance that there is no objection to this Agreement. This Agreement supercedes any prior agreements between the Company and its Attorney-in-Fact with respect to the subject matter herein. The Articles of Agreement, amended September 30, 2001, and the Powers of Attorney, as described in the Recitals, are unaffected hereby.

IN WITNESS WHEREOF, this Agreement has been duly executed by an authorized officer of Select Insurance Services, Inc. and the Executive Committee of the Underwriters of Texas Select Lloyds Insurance Company.

SELECT INSURANCE SERVICES, INC.

By	/s/ David W. Lacefield
Its	President

UNDERWRITER MEMBERS OF THE EXECUTIVE COMMITTEE OF TEXAS SELECT LLOYDS INSURANCE COMPANY

/s/ Arthur J. Gonzales
Arthur J. Gonzales
(Print Name)

/s/ Russell K. Crouch
Russell K. Crouch
(Print Name)

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